VARIABLE ANNUITY INVERSE MID-CAP STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2008

Face

Market

Unrealized

Amount

Value

Units

Loss

FEDERAL AGENCY DISCOUNT NOTES

Equity Index Swap Agreement Sold Short†

7.9%

May 2008 S&P MidCap 400

Farmer Mac*

Index Swap, Terminating

2.00% due 04/25/08

$

100,000 $

99,867

05/19/08**

Federal Farm Credit Bank*

(Notional Market Value

1.05% due 04/01/08

100,000

100,000

$5,551,334)

7,122 $

_________

(15,709)

Federal Home Loan Bank*

1.55% due 04/02/08

100,000

99,996

*

The issuer is a publicly traded company that operates under

Freddie Mac*

a Congressional charter; its securities are neither issued nor

2.07% due 05/19/08

300,000

________

299,172

guaranteed by the U.S. Government.

**

Price Return based on S&P MidCap 400 Index +/-

financing at a variable rate.

Total Federal Agency Discount Notes

†

Cash was pledged as equity index swap collateral at March

(Cost $599,035)

________

599,035

31, 2008.

REPURCHASE AGREEMENTS

91.2%

Collateralized by U.S. Treasury

Obligations

Morgan Stanley issued

03/31/08 at 1.35% due

04/01/08

1,685,276

1,685,276

Mizuho Financial Group, Inc.

issued 03/31/08 at 1.30%

due 04/01/08

1,685,276

1,685,276

UBS, Inc. issued 03/31/08 at

1.29% due 04/01/08

1,843,183

1,843,183

Lehman Brothers Holdings,

Inc. issued 03/31/08 at

1.15% due 04/01/08

1,673,490

________

1,673,490

Total Repurchase Agreements

(Cost $6,887,225)

________

6,887,225

Total Investments 99.1%

(Cost $7,486,260)

$

_________

7,486,260

Other Assets in Excess of

Liabilities – 0.9%

$

_________

68,941

Net Assets – 100.0%

$

7,555,201

Unrealized

Contracts

Loss

Futures Contracts Sold Short

June 2008 S&P MidCap 400

Index Mini Futures Contracts

(Aggregate Market Value of

Contracts $2,030,340)

26 $

________

(16,685)

1